OPPENHEIMER QUEST VALUE FUND, INC.

ARTICLES SUPPLEMENTARY

     Oppenheimer Quest Value Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Prior to the date hereof, the charter of the Corporation provided for three classes of common stock, designated "Class A," "Class B, " and "Class C", each class consisting, until further changed, of the lesser of (x) 35,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of Common Stock less the total number of shares of all classes of Common Stock then issued and outstanding.

     SECOND: Pursuant to the authority of the Board of Directors to classify and reclassify common stock, the Board of Directors has classified and created a fourth class of common stock, designated as "Class Y" common stock, which shall represent the same interest in the Corporation, and have identical voting, dividend, liquidation, and other rights with all other shares of Common Stock, subject to such variations in expenses and voting rights of the Class Y Common Stock as are provided in paragraphs (c)(3) and (c)(4) of Article FIRST of the Articles of Amendment of the Corporation dated July 13, 1993, which are hereby incorporated by reference into these Articles Supplementary and made applicable to the Class Y Common Stock as fully as if such provisions were set forth herein.

     THIRD: As a result of these Articles Supplementary, the authorized capital stock of the Corporation shall remain unchanged at 35,000,000 shares, and such capital stock is hereby divided into four classes of common stock, designated "Class A," "Class B," "Class C" and "Class Y", each class consisting, until further changed, of the lesser of (x) 35,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of Common Stock less the total number of shares of all other classes of Common Stock then issued and outstanding.

     FOURTH: These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

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     IN WITNESS WHEREOF, Oppenheimer Quest Value Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice
President and witnessed by its Secretary on                   , 1996.

WITNESS:                            OPPENHEIMER QUEST VALUE FUND, INC.




By:                                                    By:

       Secretary                                    Vice President



     THE UNDERSIGNED, Vice President of Oppenheimer Quest Value Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.




                                    By:

                                       Vice President